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                                                                   Exhibit 99.1

FACTORS THAT MAY AFFECT RESULTS

This Annual Report on Form 10-K contains forward-looking statements. For this purpose, any statements contained in this Annual Report that are not statements of historical fact may be considered to be forward-looking statements. Although this is not a complete list, we use the words "believes," "anticipates," "plans," "expects," "intends," and similar expressions to identify forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those that are indicated by forward-looking statements. Those factors include, without limitation, those listed below and elsewhere in this Annual Report on Form 10-K.

UNCERTAINTIES RELATING TO TECHNOLOGICAL APPROACHES; RISKS RELATED TO PRODUCT DEVELOPMENT. To date, we have not developed or commercialized any products or services based on our genomics and related technologies. Millennium's lead programs and development focus have been primarily directed to disease that may be linked to several or many genes, working in combination. The scientific and medical communities have a limited understanding relating to the role of genes in these diseases. Relatively few products and services based on gene discoveries have been developed and commercialized. Our technological approach to gene identification and target validation may not consistently enable Millennium to successfully identify and characterize genes that predispose individuals to diseases.

Any therapeutic, diagnostic or pharmacogenomic products and services based on gene discoveries that Millennium or any of our current and future strategic partners may develop in


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the future will require significant research, development, testing and regulatory approvals prior to commercialization. Development of these products and services will be subject to the risks of failure that accompany the development of products and services based on new technologies. These risks include the possibilities that any products or services based on these technologies will be found to be ineffective, unreliable or unsafe, or otherwise fail to receive necessary regulatory approvals; that products or services, if safe and effective, will be difficult to manufacture on a large scale or will be uneconomical to market; that proprietary rights of third parties will preclude us or our strategic partners from marketing products or services; and that third parties will market superior or equivalent products or services.

Accordingly, even if Millennium is successful in identifying genes associated with specific diseases, there can be no assurance that our gene discoveries will lead to the development of therapeutic and diagnostic products capable of addressing these diseases. The failure to successfully commercialize products based on Millennium-discovered genes would have a material adverse effect on our business, financial condition and operating results.

HISTORY OF OPERATING LOSSES; ANTICIPATION OF FUTURE LOSSES; UNCERTAINTY OF ADDITIONAL FUNDING. To date, substantially all of our revenues have resulted from payments from strategic partners. We have not yet generated any therapeutic or diagnostic products or services that have entered preclinical studies. We have not generated any revenue from therapeutic or diagnostic product sales. We anticipate that it will be a number of years, if ever, before we will recognize revenue from therapeutic or diagnostic product sales or royalties.

As of December 31, 1998, Millennium had an accumulated deficit of approximately $89 million including a non-recurring charge of $83.8 million in 1997 for acquired in-process research and development related to the acquisition of ChemGenics. We may incur losses for at least the next several years, or may show periods of profitability and periods of losses. Losses may increase as we expand our infrastructure, research and development, and commercialization activities. To achieve sustained profitability, Millennium, alone or with others, must successfully develop therapeutic, diagnostic and pharmacogenomic products or services, conduct clinical trials, obtain required regulatory approvals and successfully manufacture, market and sell such therapeutic or diagnostic products or services. The time required to reach commercial revenue and profitability is highly uncertain. Millennium may not be able to achieve any such revenue and profitability on a sustained basis, if at all.

Our approach of applying a comprehensive platform of genomics and related technologies in the discovery of life-science based products and services has required that Millennium establish a substantial scientific infrastructure. Millennium has consumed substantial amounts of cash to date and expects capital and operating expenditures to increase over the next several years as we expand our infrastructure, research and development, and commercialization activities.

We believe that existing cash and investment securities and anticipated cash flow from existing strategic alliances will be sufficient to support our operations for the foreseeable future. Our actual future capital requirements, however, will depend on many factors, including progress of our development and discovery programs, the number and breadth of these programs, costs


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associated with acquisition of products and other opportunities, achievement of milestones under strategic alliance arrangements, our ability to establish and maintain additional strategic alliance and licensing arrangements, and the progress of the development efforts of our strategic partners. Other factors that may affect our future capital requirements include the level of our activities relating to commercialization rights it has retained in its strategic alliance arrangements, competing technological and market developments, costs associated with acquiring rights to technologies developed outside Millennium, costs associated with facility expansion, costs associated with collection of patient information and DNA samples, costs involved in enforcing patent claims and other intellectual property rights and the costs and timing of regulatory approvals.

We expect that Millennium will require significant additional financing in the future, which we may seek to raise through public or private equity offerings, debt financings or additional strategic alliance and licensing arrangements. Such additional financing may not be available when needed, or may not be available on terms that are favorable to Millennium or our stockholders. To the extent we raise additional capital by issuing equity securities, ownership dilution to stockholders will result. To the extent that we raise additional funds through strategic alliance and licensing arrangements, we may be required to relinquish rights to certain of our technologies or product candidates, or to grant licenses on terms that are unfavorable, either of which could have a material adverse effect on our business, financial condition and results of operations. In the event that adequate funds are not available, our business would be adversely affected.

RELIANCE ON STRATEGIC PARTNERS. Millennium's strategy for development and commercialization of therapeutic, diagnostic and pharmacogenomic products and services based upon our gene discoveries depends upon the formation of various strategic alliances. We may not be able to establish additional strategic alliance or licensing arrangements necessary to develop and commercialize products and services based upon our discovery and development programs. Any such arrangements or licenses may not be on terms favorable to us. Moreover, any current or future strategic alliances or licensing arrangements ultimately may not be successful.

In certain of our strategic alliances, we are dependent on our partners for the development, regulatory approval, and commercialization of therapeutic, diagnostic and pharmacogenomic products and services based on the results of these collaborative programs. The agreements with these strategic partners allow them significant discretion in electing whether to pursue any of these activities. We cannot control the amount and timing of resources our strategic partners devote to our discovery and development programs or to the potential products or services which may result from these programs.

If any of our strategic partners were to breach or terminate its agreement with us or otherwise fail to conduct its collaborative activities successfully in a timely manner, our discovery and development programs, including the preclinical or clinical development or commercialization of products or services, would be delayed or terminated. Any such delay or termination could have a material adverse effect on our business, financial condition and results of operations.


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We rely on our strategic partners for strategic alliances in support of our discovery and development programs. We could be required to devote additional internal resources to our product and service development, or scale back or terminate certain development programs or seek alternative collaborative partners, if funding from one or more of our collaborative programs were reduced or terminated.

Disputes may arise in the future with respect to the ownership of rights to any technology developed with strategic partners. These and other possible disagreements between strategic partners and Millennium could lead to delays in the collaborative research, development or commercialization of certain products and services, or could require or result in litigation or arbitration, which could be time consuming and expensive. Such disagreements could have a material adverse effect on our business, financial condition and results of operations.

Recently there have been a significant number of consolidations among pharmaceutical companies. Any such consolidation involving a company with which Millennium is collaborating could result in the diminution or termination of, or delays in, the development or commercialization of products or research programs under one or more of our strategic alliances.

In each of our strategic alliances, we generally agree not to conduct certain research and development, independently or with any commercial third party, that is in the same field as the research and development conducted under the alliance agreement. Consequently, these arrangements may have the effect of limiting the areas of research and development we may pursue, either alone or with others. Our strategic partners, however, may develop, either alone or with others, products and services that are similar to or competitive with the products and services that are the subject of our collaborations with such partners. Competing products and services, either developed by a strategic partner or to which the strategic partner has rights, may result in the partner withdrawing financial and related support for our product and service candidates, which could have a material adverse effect on Millennium's business, financial condition and results of operations.

All of our strategic alliance agreements are subject to termination under various circumstances. Each strategic partner has the right to terminate its agreement with Millennium (while maintaining rights and licenses to certain Company discoveries) should we fail to meet certain performance criteria specified in the relevant strategic alliance agreement. Certain of our strategic alliance agreements provide that, upon expiration of a specified period after commencement of the agreement, our strategic partner has the right to terminate the agreement on short notice without cause. We may not be able to successfully negotiate a continuation of such agreements, if we seek to do so. The termination or non-renewal of any strategic alliance could have a material adverse effect on our financial condition and results of operations.

RISKS ASSOCIATED WITH ESTABLISHMENT OF SUBSIDIARIES. Millennium has adopted a strategy of establishing business divisions and subsidiaries in order to pursue multiple business opportunities and increase our capabilities and involvement in the later stages of drug discovery and development. In 1997, we organized three subsidiaries, MBio, MPMx and MInfo. During 1998, we combined MPMx and MInfo. We do not hold all of the equity in MBio and, if the


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alliance between MPMx and Becton Dickinson receives clearance under the
Hart-Scott-Rodino Antitrust Improvements Act, we will not hold all of the equity of MPMx. We anticipate that there could be additional minority stockholders in both subsidiaries in the future.

Millennium has sought to develop both informal and formal relationships between and among subsidiaries and divisions to provide each unit within the overall group with access to the assets and capabilities of the overall group that are relevant to the business of the particular unit. However, conflicts could arise in the future between or among Millennium and its divisions and subsidiaries with respect to, among other things, future business opportunities and the sharing of rights, technologies, facilities, administrative services or other resources.

Certain officers and directors of Millennium, including Mark Levin, Chief Executive Officer and Chairman of the Board of Directors, and Steven Holtzman, Chief Business Officer, currently serve as directors of each of the subsidiaries. Mr. Levin also serves as the President of MBio. Our present executive officers and managers may assume other positions within Millennium's current or future subsidiaries, causing them to be unavailable to serve the parent company or to reduce the amount of time they devote to its affairs. Furthermore, members of the Board of Directors of Millennium and the officers of Millennium who are also affiliated with one or more of the subsidiaries will be required to consider not only the short-term and long-term impact of operating decisions on the parent company, but also the impact of such decisions on the subsidiaries. In some cases, the impact of such decisions could be disadvantageous to Millennium or to any or all of the subsidiaries. Conflicts may arise among the parent company and its subsidiaries and/or the minority stockholders of such subsidiaries, which could have a material adverse effect on our business, financial condition or results of operations.

RISKS ASSOCIATED WITH ACQUISITIONS. As part of our business strategy, we may acquire assets and businesses relating or complementary to our operations and business. Such acquisitions could include companies, specific technology, or in-licensed products that are in later stages of development than those in our current programs. Any acquisitions we may make will be accompanied by the risks commonly encountered in acquisitions of companies or products. Such risks include, among other things, potential exposure to unknown liabilities of acquired companies or to acquisition costs and expenses exceeding amounts anticipated for such purposes, the difficulty and expense of assimilating the operations, acquired technology and personnel of the acquired businesses, the potential disruption of our ongoing business, diversion of management time and attention, and the potential failure to achieve anticipated financial, operating and strategic benefits from such acquisitions.

In order to finance any such acquisition, it may be necessary for Millennium to raise additional funds through public or private financing. Such financing, if available at all, may be on terms which are not favorable to us, and, in the case of equity financings, may result in dilution to Millennium stockholders.

There can be no assurance that we would be successful in overcoming these risks or any other problems encountered in connection with any such acquisitions. If Millennium is unsuccessful


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in doing so, our business, financial condition and results of operations could be materially and adversely affected.

EXPANSION OF OPERATIONS; MANAGEMENT OF GROWTH. We have significantly increased the scale of our operations to support the expansion of our disease research programs and our strategic alliances, including expansion due to the acquisition of ChemGenics in 1997, the organization during 1997 of subsidiaries, the initiation of a major strategic alliance with Monsanto in October 1997 and the initiation of an alliance with Bayer in November 1998. This expansion has included the hiring of a significant number of additional personnel. As of March 1, 1999, Millennium and its subsidiaries had approximately 730 full-time employees, an increase of 210 employees since March 1, 1998. We plan to hire up to approximately 200 new employees by the end of 1999. In addition to hiring new employees, our growth has required and will continue to require the acquisition of significant amounts of additional equipment, including software and informatics resources, and the leasing of additional facilities.

Our growth has resulted in an increase in responsibilities placed upon management and has placed added pressures on our operational and financial systems. Our ability to manage such growth effectively will depend upon our ability to broaden our management team and to attract, hire and retain skilled employees. Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational, management information and financial control systems and to expand, train and manage our employee base. If we are unable to manage growth effectively, such inability could have a material adverse effect on our business, financial condition and operating results.

INTENSE SCIENTIFIC AND COMMERCIAL COMPETITION. The fields of genomics and pharmaceuticals are highly competitive. Millennium's competitors in the genomics area include, among others, public companies such as Genome Therapeutics Corporation, Human Genome Sciences, Inc., Incyte Pharmaceuticals, Inc., Myriad Genetics, Inc. and Sequana Therapeutics, Inc., as well as private companies and major pharmaceutical companies. Universities and other research institutions, including those receiving funding from the federally funded Human Genome Project, also compete with Millennium. A number of entities are attempting to rapidly identify and patent randomly sequenced genes and gene fragments, typically without specific knowledge of the function of such genes or gene fragments. In addition, certain other entities are pursing a gene identification, characterization and product development strategy based on positional cloning and other genomics technologies.

Many of the organizations competing against Millennium have greater capital resources, research and development staffs and facilities, and greater experience in drug discovery and development, obtaining regulatory approvals and product manufacturing and greater marketing capabilities than us. Our competitors may discover, characterize or develop therapeutic or diagnostic products or services for important genes in advance of Millennium or may make discoveries which render non-competitive or obsolete the products or services that Millennium or our strategic alliance partners may seek to develop, any of which could have a material adverse effect on any related Millennium disease research program. We expect competition to intensify in genomics research as technical advances in the field are made and become more widely known.


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Generally, our strategic alliance agreements do not restrict the strategic partner from pursuing competing development efforts. Any product candidate of Millennium, therefore, may be subject to competition with a potential product under development by a strategic partner.

PATENTS AND PROPRIETARY RIGHTS; THIRD PARTY RIGHTS. Millennium's commercial success will depend in part on obtaining patent protection on gene discoveries and on products, methods and services based on such discoveries. As of March 1, 1999, Millennium and its subsidiaries own, or are the exclusive licensee under, more than 500 pending U.S. and international patent applications and 25 issued U.S. patents.

The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including Millennium, are generally uncertain and involve complex legal and factual questions. Patent law relating to the scope of claims in the technology fields in which Millennium operates is still evolving, and the extent of protection for our discoveries is therefore uncertain. We may not be issued patents in respect of the patent applications that we file relating to our technology pending patent applications will result in issued patents. Millennium may not develop additional proprietary technologies that are patentable, and any patents issued to either Millennium or our strategic partners may not provide a basis for commercially viable products. Any issued patents may not provide us with any competitive advantages or may not be challenged by third parties.

The patents of others may adversely affect our ability to do business. For example, others may independently develop similar or alternative technologies, duplicate any of our technologies, or design around the patented technologies we develop. In addition, others may discover uses for genes, proteins and small molecules other than those uses covered in our patents and patent applications, and these other uses may be separately patentable. It is possible, therefore, that we could be excluded from selling a product for which we have a composition of matter claim if another party were to hold a patent covering the use of a product of that same composition. It is also possible that Millennium could incur substantial costs in litigation if we are required to defend ourselves in patent suits brought by third parties, or if we initiate litigation against others.

Millennium has applied for patent protection for novel, full-length genes, partial gene sequences of novel genes and novel uses for known genes identified through its research programs. There has been and continues to be uncertainty regarding the patentability of partial gene sequences and full-length genes absent functional data and the scope of patent protection available for full-length genes and partial gene sequences. Based on recent technological advances in gene sequencing technology, a number of groups other than Millennium are attempting to rapidly identify gene sequences, whose functions have not been characterized. Washington University (in conjunction with Merck & Co., Inc.) and The Institute for Genomic Research (in collaboration with the National Center for Biological Information) have made certain gene sequences available in publicly accessible databases. It is possible that these and other similar disclosures could adversely affect our ability to obtain patent protection for full-length genes claimed in subsequent patent applications. We routinely conducts searches of publicly available databases to determine whether other parties have previously identified gene sequences corresponding to the various partial gene sequences and full-length genes that Millennium has


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discovered. To the extent any patents issue to other parties on such gene sequences, the risk increases that Millennium's or Millennium's partners' potential products and processes may give rise to claims of patent infringement.

Others may have filed and in the future are likely to file patent applications covering inventions that are similar or identical to inventions that we have made. Any such patent applications covered have priority over patent applications filed by Millennium. We believe that certain of our patent applications cover genes that may also be claimed in patent applications filed by other parties. Interference proceedings before the United States Patent and Trademark Office may be necessary to establish which party was the first to discover a particular gene.

Our potential products and services may conflict with patents that have been or may be granted to competitors, universities or others. As the biotechnology and biopharmaceutical industries expand and more patents are issued, the risk increases that our potential products and services may give rise to claims that they infringe the patents of others. Other parties could bring legal actions against Millennium or our strategic partner claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected products and services. If any such actions are successful, in addition to any potential liability for damages, We or our strategic partner could be required to obtain a license in order to continue to manufacture or market the affected products and processes. We cannot assure that we or our strategic partners would prevail in any such action or that any license required under any such patent would be made available on commercially acceptable terms, if at all. We believe that there will continue to be significant litigation in the industry regarding patent and other intellectual property rights. If Millennium becomes involved in such litigation, it could consume a substantial portion of the our managerial and financial resources.

There is substantial uncertainty concerning whether human clinical data will be required for issuance of patents for human therapeutics. If such data is required, our ability to obtain patent protection could be delayed or otherwise adversely affected. Although the USPTO issued new utility guidelines in July 1995 that address the requirements for demonstrating utility for biotechnology inventions, particularly for inventions relating to human therapeutics, utility will be determined on a case-by-case basis. Moreover, we cannot assure that the USPTO's position will not change with respect to what is required to establish utility for biotechnology inventions.

Millennium relies upon trade secret protection for its confidential and proprietary information. We believe that we have developed proprietary technology for use in gene discovery and characterization, including proprietary genetic marker sets, proprietary software (including proprietary software for the capture, storage and analysis of DNA and protein sequence data) and an integrated informatics system. We have not sought patent protection for many of these technologies. In addition, Millennium has developed databases of proprietary gene sequences and biological information, which are updated on an ongoing basis. We have taken security measures to protect our data and we continue to explore ways to further enhance data security. We cannot assure, however, that such measures will provide adequate protection for our trade secrets or other proprietary information. While we require employees, academic collaborators and consultants to enter into confidentiality agreements, we cannot assure that proprietary


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information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technology, or that we can meaningfully protect our trade secrets.

Millennium's academic collaborators have certain rights to publish data and information in which we have rights. While we believe that the limitations on publication of data developed by its collaborators pursuant to its collaboration agreements will be sufficient to permit Millennium to apply for patent protection, there is considerable pressure on academic institutions to publish discoveries. We cannot assure that such publication would not affect our ability to obtain patent protection for some inventions in which we may have an interest.

Millennium is a party to various license agreements that give us rights to use certain technologies in our research and development processes. We cannot assure that we will be able to continue to license such technology on commercially reasonable terms, if at all. Our failure to maintain rights to such technology could have a material adverse effect on our business, financial condition and results of operations.

IMPACT OF THE YEAR 2000
The Year 2000 issue is the result of computer programs that were written using two digits rather than four to define the applicable year. Any computer program that has date-sensitive software may recognize a date using "00" as the year 1900 rather than the Year 2000. It is possible that this incorrect recognition of dates could cause system failures or miscalculations of data. If these errors were to occur in Millennium systems, they could cause us to be unable to process data and engage in normal business activities.

Millennium has determined that we have Year 2000 exposure in the following areas: (i) software and hardware embedded in our laboratory equipment and used in our research and development programs, (ii) computer software and hardware used in our business and facilities operations and (iii) computer systems used by vendors and suppliers with whom we do business. In addition, we have Year 2000 exposure with respect to internally developed informatics application software that is used by Millennium and certain alliance partners who have access to our technology platform.

Millennium has a Year 2000 task force that is evaluating our internal computer programs, systems and equipment and overseeing our Year 2000 efforts. We are using both internal and external resources to identify potential issues, costs and solutions to address Year 2000 concerns. For this effort, we are using procedures outlined in the Government Accounting Office's Y2K Guide. We have completed a preliminary inventory of our informatics applications, and we are conducting an in-depth assessment of this inventory. In addition, we have inventoried a substantial amount of software and hardware embedded in our laboratory and facilities equipment as part of our effort to determine Year 2000 compliance. We are also making inquiries of our important suppliers and vendors to assess their Year 2000 readiness. We have inventoried software used in our business operations as well. We intend to identify critical systems and equipment on which to focus our inquiries and testing.


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To date, we have identified aspects of our computer hardware, network infrastructure and business systems that are not Year 2000 compliant. We have obtained and begun to implement vendor recommendations for correcting these deficiencies. We have also identified aspects of internally developed software applications that are not Year 2000 compliant and have begun testing and corrective programs in this area. In addition, we expect to complete an inventory and assessment of critical laboratory and facilities equipment and systems by the end of the first quarter of 1999. We expect to complete testing and remediation for critical computer hardware, network infrastructure, business systems and internally developed software applications by the end of the third quarter of 1999. We expect to complete testing and any remediation of critical laboratory and facilities equipment by the end of the year. We are not experiencing and do not anticipate any forward-looking problems.

At the current time, we expect to be able to correct the problems of which we are aware in a reasonable and timely manner. As we have not completed our evaluation of all of our critical systems, software or equipment, there can be no assurance that we will not find problems that will require us to incur substantial costs to correct or will disrupt our business. Should such problems occur, they could have a material adverse effect on our business, financial position or results of operations.

We do not currently have contingency plans for all critical aspects of our systems and operations in the event that we or any of our important suppliers or vendors are not able to become Year 2000 compliant. We expect to develop contingency plans for critical areas if we determine that we or any important vendors or suppliers are not likely to become Year 2000 compliant.

We have not incurred material remediation costs to date and we do not currently expect that the aggregate cost of our efforts will be material to our operations or financial position taken as a whole. However, it is possible that remediation costs will be greater than we anticipate and that such costs could have a material adverse effect on our financial position or results of operations. Our alliance partners or collaborators may also experience disruption as a result of the Year 2000 issue. If our alliance partners and collaborators experience disruption, it is possible that our alliances with these partners could be adversely affected, which could have a material adverse effect on our financial position and results of operations.

There can be no assurance that we will identify all Year 2000 compliance problems as a result of our efforts or that we will be able to correct compliance problems that are identified in a timely manner. If we are unable, in a timely manner, to identify and correct compliance problems in critical systems and equipment, our business, financial position and results of operations could be adversely affected.

UNCERTAINTY OF GOVERNMENT REGULATORY APPROVALS. The FDA, FTC and comparable agencies in foreign countries impose substantial requirements upon the manufacturing and marketing of human therapeutic, diagnostic and vaccine products and services such as those proposed to be developed by Millennium or its strategic alliance partners. Failure to comply with applicable regulations or to obtain the necessary marketing clearances or approvals will significantly impair Millennium's ability to market its products and services. The process of obtaining FDA and


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other required regulatory approvals is lengthy and expensive. The time required for FDA and other clearances or approvals is uncertain and typically takes a number of years, depending on the complexity and novelty of the product. We and/or our strategic alliance partners may encounter significant delays or excessive costs in our efforts to secure necessary clearances, approvals or licenses.

Because certain of the products likely to result from the our research and development programs involve the application of new technologies and may be based on a new therapeutic approach, such products may be subject to substantial additional review by various governmental regulatory authorities. As a result, regulatory approvals may be obtained more slowly than for products using more conventional technologies. For example, proposals to conduct clinical research involving gene therapy at institutions supported by the National Institutes of Health ("NIH") must be approved by the Recombinant DNA Advisory Committee ("RAC") and the NIH. In addition, the U.S. Government has recently established a working group to assess whether additional regulations in the area of genetic testing may be appropriate, which could result in further regulation.

There can be no assurance that FDA or other clearances or approvals will be obtained in a timely manner, if at all. Any delay in obtaining, or the failure to obtain, such clearances or approvals could materially adversely affect our ability to generate product or service or royalty revenues. Furthermore, such clearances or approvals may include significant limitations on indications for use for which the product or service may be marketed. Even if FDA or other clearances or approvals are obtained, the marketing and manufacturing of diagnostic and therapeutic products are subject to continuing FDA and other regulatory review. Later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including, suspension, revocation, or withdrawal of product approvals or clearances and/or withdrawal of the product from the market. Violations of the Act or regulatory requirements at any time during the product development process, approval process, or after approval may result agency enforcement actions, including voluntary or mandatory recall, seizure of products, fines, injunctions and/or civil or criminal penalties. Any such agency action could have a material adverse effect on Millennium.

Millennium cannot predict the nature of any future laws, regulations, interpretations, or applications, nor can it predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on its business in the future. Any such requirements could delay or prevent regulatory approval or clearance of products under development. Any such requirements could have a material adverse effect on Millennium's business, financial condition, results of operations, and ability to market its products.

Our research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive materials. Millennium is subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local laws and regulations, the risk of accidental contamination or injury from these materials cannot be


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completely eliminated. In the event of such an accident, Millennium could be held liable for any damages that result and any liability could exceed our resources.

UNCERTAINTY ASSOCIATED WITH PRECLINICAL AND CLINICAL TESTING. The grant of regulatory approval for the commercial sale of any of our potential products will depend in part on us and/or our strategic alliance partner successfully conducting extensive preclinical and clinical testing to demonstrate the product's safety and efficacy in humans. We have limited experience in conducting preclinical and clinical development activities. Neither Millennium nor any strategic alliance partner has submitted an IND to the FDA for any product candidate based upon our discoveries.

The results of preclinical studies by Millennium and/or our strategic alliance partners may be inconclusive and may not be indicative of results that will be obtained in human clinical trials. In addition, results attained in early human clinical trials relating to the products under development may not be indicative of results that will be obtained in later clinical trials. As results of particular preclinical studies and clinical trials are received, we and/or our strategic alliance partners may abandon projects which we might otherwise have believed to be promising.

We may not be permitted to undertake and complete human clinical trials of any of our potential products, either in the U.S. or elsewhere. If such trials are permitted. The products under development covered have undesirable side effect or other characteristics that may prevent them from being approved or limit their commercial use if approved. Clinical testing is very expensive, and we and/or our strategic alliance partners will have to devote substantial resources for the payment of clinical trial expenses.

In certain circumstances we may rely, in part, on our strategic alliance partners, academic institutions and on clinical research organizations to conduct and monitor certain clinical trials. Such entities may not conduct the clinical trials successfully. Furthermore, we will have less control over such trials than if Millennium were the sole sponsor. As a result, these trials may not begin or be completed as planned. Failure to begin or complete any of our planned clinical trials could have a material adverse effect on our business, financial condition or results of operations.

ABSENCE OF SALES AND MARKETING EXPERIENCE; LIMITED MANUFACTURING CAPABILITY. Although Millennium plans to rely significantly on strategic alliance partners for the marketing and distribution of its products and services once developed, we may market and sell certain of our products and services directly and may engage in certain other marketing activities in collaboration with our strategic alliance partners. During 1999, we intend to consider joint development, merger, or acquisition opportunities that could provide Millennium with access to products on the market or in later stages of commercial development than those represented within our current programs. We have no experience in sales, marketing or distribution. We do not expect to establish a direct sales capability until such time as we have one or more products or services in development which are approaching marketing approval.

To the extent Millennium enters into marketing or distribution arrangements with strategic alliance partners, any revenues we receive will depend upon the efforts of third parties. Any


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third party may not market our products and services successfully any third-party collaboration may not be on terms favorable to us. If any marketing partner did not market a product or service successfully, our business and financial results would suffer. If our plan to rely on strategic alliance partners for significant aspects of marketing and selling our products were unsuccessful for any reason, Millennium would need to recruit and train a marketing and sales force which would require us to incur significant additional costs.

Millennium may not be able to attract and build a sufficient marketing staff or sales force, the cost of establishing such a marketing staff or sales force may not be justifiable in light of any product or service revenues, and our direct sales and marketing efforts would be successful. In addition, if Millennium succeeds in bringing one or more products or services to market, we may compete with other companies that currently have extensive and well-funded marketing and sales operations. Our marketing and sales efforts may not enable us to compete successfully against such other companies.

Millennium does not have commercial-scale facilities to manufacture any products under development in accordance with current Good Manufacturing Practices ("GMP") requirements prescribed by the FDA. We expect to be dependent on third party manufacturers or collaborative partners for our clinical trials and commercial production of products. In the event that we were unable to obtain contract manufacturing, we may not be able to commercialize our products. Where third-party arrangements are established, we expect to depend upon these third parties to manage our clinical trials and meet our production needs in a timely manner. Any such third parties we depend on may not perform. Any failures by third parties could delay clinical trial development or the submission of products for regulatory approval, impair our ability to commercialize products as planned and deliver products on a timely basis, or otherwise harm our competitive position, all of which could have a material adverse effect on our business, financial condition or result or operation.

If we determined to develop our own manufacturing capabilities, we would need to recruit qualified personnel and build or lease the requisite facilities and equipment. We do not have any experience in manufacturing on a commercial scale and do not have manufacturing facilities or equipment. We may not be able to successfully develop our own manufacturing capabilities in a cost-effective or timely manner. In addition, the manufacture of any potential Millennium products regulated by the FDA and comparable agencies in foreign countries. Our delay in complying, or our failure to comply with these agencies' manufacturing requirements could materially adversely affect the marketing of our products and our business, financial condition and results of operations.

AVAILABILITY OF, AND COMPETITION FOR, FAMILY RESOURCES. Our gene identification strategy includes genetic studies of families and populations prone to particular diseases. These studies are based upon statistical analyses of disease inheritance patterns and require the collection of large numbers of DNA samples from affected individuals, their families and other suitable populations. We are dependent upon collaborations with a number of academic centers for the identification of donor populations and the collection and supply of the DNA samples used in its human disease gene research programs. The availability of DNA samples from large, family-


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based or other suitable populations is therefore critical to our ability to discover the genes responsible for human diseases through human genetic approaches. The competition for these resources is intense and certain of our competitors have obtained rights to significantly more family resources than we have obtained. We may not be able to obtain access to DNA samples necessary to support our human gene discovery programs and any material lack of availability of such DNA samples would have an adverse effect on our business.

ATTRACTION AND RETENTION OF KEY EMPLOYEES AND CONSULTANTS. We are highly dependent on the principal members of our management and scientific staff, none of whom is bound by a long-term employment agreement. The loss of services of any of these personnel could impede significantly the achievement of our development objectives and could have a material adverse effect on our business, financial condition and operating results. Furthermore, recruiting and retaining qualified scientific personnel to perform research and development work in the future will also be critical to our success. There is intense competition among pharmaceutical and health care companies, universities and nonprofit research institutions for experienced scientists, and there can be no assurance that we will be able to attract and retain personnel on acceptable terms.

In addition, we rely on our scientific advisors to assist us in formulating our discovery and developing strategy. All of the scientific advisors are employed by employers other than Millennium and have commitments to other entities that may limit their availability to us. Some of our scientific advisors also consult for companies that may be competitors of Millennium.

DEPENDENCE ON RESEARCH COLLABORATORS AND SCIENTIFIC ADVISORS. We have relationships with collaborators at academic and other institutions who conduct research at our request. Such collaborators are not Millennium employees. All of Millennium's consultants are employed by employers other than us and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to Millennium. As a result, we have limited control over their activities and, except as otherwise required by our collaboration and consulting agreements, can expect only limited amounts of their time to be dedicated to our activities. Our ability to discover genes involved in human disease and commercialize products based on those discoveries may depend in part on continued collaborations with researchers at academic and other institutions. We may not be able to negotiate additional acceptable collaborations with collaborators at academic and other institutions and our existing collaborations may not be successful.

Our research collaborators and scientific advisors sign agreements which provide for confidentiality of Millennium's proprietary information and results of studies. There can be no assurance, however, that we will be able to maintain the confidentiality of our technology and other confidential information in connection with every collaboration, and any unauthorized dissemination of our confidential information could have an adverse effect on our business.

UNCERTAINTY OF THERAPEUTIC AND DIAGNOSTIC PRICING, REIMBURSEMENT AND RELATED MATTERS. Millennium's business, financial condition and results of operations may be materially adversely affected by the continuing efforts of government and third party payors to contain or reduce the


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costs of health care through various means. For example, in certain foreign markets pricing and profitability of prescription pharmaceuticals are subject to government control. In the United States, we expect that there will continue to be a number of federal and state proposals to implement similar government control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of therapeutic, diagnostic and pharmacogenomic products and services. Cost control initiatives could decrease the price that we or any of our strategic partners receives for any therapeutic, diagnostic and pharmacogenomic products or services in the future and have a material adverse effect on our business, financial condition and results of operations. Further, to the extent that cost control initiatives have a material adverse effect on our strategic partners, Millennium's ability to commercialize our products and to realize royalties may be adversely affected.

The ability of Millennium and any strategic partner to commercialize therapeutic, diagnostic and pharmacogenomic products and services may depend in part on the extent to which reimbursement for the products and services will be available from government and health administration authorities, private health insurers and other third party payors. Significant uncertainty exists as to the reimbursement status of newly approved health care products and services. Third party payors, including Medicare, increasingly are challenging the prices charged for medical products and services. Government and other third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic and diagnostic products and services and by refusing in some cases to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. Any third party insurance coverage may not be available to patients for any products and services discovered and developed by Millennium or our strategic partners. If adequate coverage and reimbursement levels are not provided by government and other third party payors for our products and services, the market acceptance of these products and services may be reduced, which may have a material adverse effect on our business, financial condition and results of operations.

PRODUCT LIABILITY EXPOSURE. Clinical trials, manufacturing, marketing and sale of any of Millennium's or our strategic partners' potential therapeutic products may expose Millennium to liability claims from the use of such therapeutic products. We currently do not carry product liability insurance. There can be no assurance that we or our strategic partners will be able to obtain such insurance or, if obtained, that sufficient coverage can be acquired at a reasonable cost. An inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of therapeutic products developed by Millennium or our strategic partners. A product liability claim or recall could have a material adverse effect on the business or financial condition of Millennium. While under certain circumstances we are entitled to be indemnified against losses by its strategic partners, there can be no assurance that this indemnification would be available or adequate should any such claim arise.


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